Exhibit 35.1

[First Republic Bank Logo]

Feb 28, 2015

Servicer Compliance Statement

For SEMT 2011-2 (see Schedule A)

The undersigned, a duly authorized officer of First Republic Bank (the “Servicer”), does hereby certify that:

(i)	a review of the Servicer’s activities during the reporting period from January 1, 2014 through December 31, 2014 and of its performance under the Agreement (as defined on Schedule A attached hereto) from the above referenced trust during such period has been made under such officer’s supervision, and

(ii)	to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such reporting period.

First Republic Bank

By:	/s/ Lionel Antunes
Name:	Lionel Antunes
Title:	Vice President of Residential Lending
Date:	Feb. 28, 2015

<for SEMT 2011-2>

SCHEDULE A

1.	Flow Mortgage Loan Sale and Servicing Agreement dated as of July 1, 2010, between Redwood Residential Acquisition Corporation and First Republic Bank, as modified by the Reconstitution Agreement dated September 27, 2011 (the “Agreement”); and

2.	Flow Mortgage Loan Sale and Servicing Agreement dated as of April 8, 2011, between DLJ Mortgage Capital, Inc. and Bank, as modified by the Reconstitution Agreement dated September 27, 2011 (the “Agreement”).

Each of the foregoing an “Agreement” for purposes of this Servicer Compliance Statement.